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                                                                    EXHIBIT 23.8



        [FULLER, TUBB, POMEROY, KIRSCHNER, BICKFORD & STOKES LETTERHEAD]





                                  July 17, 1998




Albert L. Welsh, President
Summit Environmental Corporation, Inc.
Suite 202
4334 Northwest Expressway
Oklahoma City, OK  73112

                       Re:     Summit Environmental Corporation, Inc.

Dear Mr. Welsh:


         The undersigned is named in the Forms SB-2 and S-4 Registration Statements of Summit Environmental Corporation, Inc. (the "Company"), a Texas corporation, which registration statements are to be filed with the Securities and Exchange Commission in connection with a proposed merger (the "Merger") with Summit Technologies, Inc., a Texas corporation, and a distribution (the "Spinoff") by SuperCorp Inc., an Oklahoma corporation, of certain of the shares of common stock of the Company to the shareholders of SuperCorp Inc. The capacity in which the undersigned is named in such SB-2 and S-4 Registration Statements is that of counsel to the Company and as a person who has given an opinion on the validity of the securities being registered, upon the federal income tax consequences of the Merger and of the Spinoff and upon other legal matters concerning the registration or offering of the securities described therein.



         The undersigned hereby consents to being named in such SB-2 and S-4 Registration Statements in the capacities therein described, to the filing of his opinion on the validity of the shares being registered, and to the filing of his opinion upon the federal income tax consequences of the Merger and of the Spinoff.


                               Sincerely,

                               /s/ Thomas J. Kenan

                                 Thomas J. Kenan
TJK:sa



                                                                    Exhibit 23.8
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